Exhibit 10.67

COLLECTORS UNIVERSE, INC.

2017 EQUITY INCENTIVE PLAN

FORM OF
PERFORMANCE STOCK UNIT AWARD AGREEMENT

Issuer:	Collectors Universe, Inc., a Delaware corporation (which, together with its consolidated subsidiaries, shall be referred to in this Agreement, as the “Company”).

Name of Grantee: _____________ (who shall sometimes also be referred to herein as “you”).

Grant Date: September 27, 2020

Number of PSUs that can be Earned (see TSR Adjustment provided for in Exhibit A hereto):

At Threshold: _______

At Target: _______

At Maximum _______

Vesting Date:	The Performance Stock Units (or PSUs) granted hereunder will vest, in part or in whole, on the date, on or before September 14, 2023, on which it is determined by the Administrator under the Plan that at least some of the performance goals set forth on Exhibit A hereto have been achieved, in part or in whole, but shall be subject to forfeiture or accelerated vesting as described herein.

Terms with initial capital letters used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Company’s 2017 Equity Incentive Plan (the “2017 Plan” or the “Plan”). Please review this Award Agreement and promptly confirm your acceptance of the Award and the terms and conditions thereof as set forth in this Agreement by signing the signature page (Page 5) of this Agreement and delivering or transmitting it to the Company’s Chief Financial Officer.

1.       Grant of PSUs. You have been granted the Maximum number of PSUs shown above pursuant to the Plan and subject to the terms and conditions of the Plan and this Award Agreement. Each PSU represents the right to receive, upon the vesting of the PSU, one (1) share of the Company’s common stock, par value $ 0.001 (each such share, a “Performance Share” or a “Vested Share”).

2       Prohibitions on Transfers of the PSUs. From the Grant Date until the Vesting Date, you may not sell, assign, transfer, donate, pledge or encumber or otherwise dispose of the PSUs, in whole or in part (except by will or the laws of descent and distribution).

3.       Vesting of PSUs. The PSUs shall vest on the Vesting Date, subject to attainment of at least some of the performance goals for the Company’s fiscal year ending June 30, 2021 (“FY 2021”), which are set forth on Exhibit A hereto, or the performance goals established hereafter by the Administrator for the fiscal years ending June 30, 2022 (“FY 2022”) and June 30, 2023 (“FY 2023”), respectively, and subject to possible earlier vesting upon a Change of Control (as defined in the Plan and on the terms provided in Section 12 thereof) or as otherwise provided herein or forfeiture upon a termination or cessation of your employment with the Company, as provided in Section 4 below. Subject to Section 5 of this Agreement, Performance Shares will be delivered (provided, that such delivery is otherwise in accordance with federal and state securities laws) only with respect to vested PSUs, if any, and then as soon as practicable following the Vesting Date, but in no event later than September 14, 2023.

4.       Effect of Termination or Cessation of Employment.

4.1       Termination or Cessation of Employment. Except as otherwise provided in Section 4.2 below, if your employment with the Company shall terminate or cease for any reason, including due to your disability or death, or no reason, at any time prior to the Vesting Date, all of your PSUs shall be forfeited in their entirety, even if some or all of the financial performance goals had been attained by the Company prior to such termination or cessation of employment.

4.2       Continued Service following a Termination of Employment. Notwithstanding the provisions of Section 4.1 above, if your employment with the Company terminates or ceases for any reason or no reason prior to the Vesting Date, there shall be no forfeiture of your PSUs as a result thereof and your PSUs shall continue to be eligible to vest in accordance with this Agreement (to the same extent as if there had been no termination or cessation of employment), if and only if your service with the Company continues in the capacity of a consultant to the Company or any of its subsidiaries or as a director of the Company. However, the continued vesting of the PSUs pursuant to this Section 4.2 shall not be construed for any other purpose to mean that your employment with the Company has not ceased or been terminated.

4.3       No Guarantee of Continued Employment. Neither the grant of the PSUs, this Award Agreement nor any other action taken pursuant to this Award Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue to be employed by or to provide services as an officer, employee or director of or as a consultant to, the Company for any period of time or at any specific rate of compensation, subject to the applicable terms of any written employment or consulting agreement to which the Company and you may be a party.

5.       Effect of Change of Control. If a Change of Control (as defined in the 2017 Plan) occurs at any time when (i) you are still an employee or director of the Company, or a consultant to the Company or any of its subsidiaries, and (ii) any or all of your PSUs are unvested, then, notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, the applicable provisions of Section 12 of the 2017 Plan shall govern the vesting or forfeiture, as the case may be, of all such unvested PSUs.

6.       No Rights as a Stockholder prior to Issuance of Performance Shares. Unless and until a certificate or certificates representing the Performance Shares shall have been issued by the Company as a result of the vesting of any or all of the PSUs, you shall not have any dividend, voting or other rights or privileges of a stockholder of the Company with respect to the Performance Shares. Without limiting the generality of the foregoing, no dividends or dividend equivalent rights shall accrue on or be payable in respect of any of the PSUs or the Performance Shares that may be issued on settlement thereof, by reason of the fact that the Company has declared or paid any dividends on the outstanding shares of its common stock at any time prior to the issuance to you of a stock certificate or stock certificates evidencing any Performance Shares which have become issuable on settlement of any of the PSUs granted hereunder.

7.       Withholding Taxes. It shall be a condition precedent to the obligation of the Company to issue and your right to receive any of the Performance Shares that have become vested, that you shall have delivered a check or cash to the Company in, or have authorized the Company in writing to deduct from your salary or wages, the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by you in connection with or as a result of the vesting of such PSUs (the “Tax Withholding Obligation”). You agree to execute and deliver such consents or other documents or instruments as the Company or the Administrator may reasonably request to enable the Company to effectuate any such Withholding Arrangements.

8.       Section 409A of the Internal Revenue Code. The intent of you and the Company is that payments and benefits under this Award Agreement and the Award be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”), and accordingly, to the maximum extent permitted, this Award Agreement and the Award shall be interpreted and administered to be in accordance therewith. Each payment under this Award Agreement and the Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Award Agreement and the Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) you shall not be considered to have terminated employment for purposes of this Award Agreement and no payments shall be due to you under this Award Agreement that are payable upon your termination of employment until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement and the Award during the six-month period immediately following your separation from service shall instead be paid on the first business day immediately following the date that is six months following your separation from service (or, if earlier, your death).

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9.       Clawback of Performance Shares. By accepting this Award Agreement you agree that, upon the request of the Administrator (which may choose, in its discretion, whether or not to invoke its rights under this Section 9), you will immediately transfer back to the Company, free of any liens, claims, encumbrances and any other adverse interests, the Performance Shares issued to you or to pay the Market Value thereof to the Company, in the event any of the performance goals set forth in Exhibit A hereto or established by the Administrator for FY 2022 or FY 2023, as provided in Exhibit A, were attained (or mistakenly thought to be attained) due to (i) an error or misconduct by you, or (ii) any event or circumstance which results in a restatement of the Company’s financial statements which restatement occurs on or prior to June 30 of the fiscal year following the fiscal year in which you are issued any of the Performance Shares or are paid any amounts (as the case may be) under the Award Agreement. The maximum number of Performance Shares that you will be required to transfer back to the Company would be the difference between (a) the total number of Performance Shares actually issued to you under this Award Agreement and (b) the total number of Performance Shares that would have been issued to you under this Award Agreement absent such error or misconduct or after giving effect to such restatement. If, however, you have previously sold or otherwise disposed of the Performance Shares issued to you under this Award Agreement, you will pay to the Company an amount in cash equal to the difference between (i) the aggregate Market Value, of the total number of Performance Shares actually issued to you under this Award Agreement, determined as of the Vesting Date thereof, and (ii) the aggregate Market Value, of the number of Performance Shares that would have been issued to you under this Award Agreement absent such error or misconduct or after giving effect to such restatement, also determined as of the Vesting Date thereof. You also agree that, in the event that you fail to make any such transfer to the Company of the Performance Shares promptly, the Company may withhold from your future compensation the Market Value, of the Performance Shares you failed to transfer back to the Company in satisfaction of your obligations under this Section 9, determined as of the Vesting Date of such Performance Shares. Any obligation to transfer any of the Performance Shares back to the Company will be communicated to you by the Administrator and the right of the Administrator to demand the transfer back of those Performance Shares shall be subject to compliance with law.

10.       Limitation on Liability. No member of the Company’s Board of Directors, and no member of any committee thereof that serves as the Administrator of the Plan, shall be liable to Grantee for any action or determination made by the Board of Directors or the Administrator with respect to the 2017 Plan or any grant, vesting or forfeiture of any PSUs that the Administrator has granted or may grant hereunder. No employee of the Company and no member of the Board of Directors or of any committee thereof shall be subject to any liability with respect to duties under the 2017 Plan or under this Agreement unless the party alleging such liability is successful in proving to a court of law that any members of the Board or any such committee or Company employee (as the case may be) knowingly acted fraudulently or in bad faith. To the maximum extent permitted by law, the Company shall indemnify each member of the Board and each member of any such committee, and any employee of the Company, with authority or duties under or with respect to the Plan or this Agreement who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance or non-performance (actual or alleged) of his or her duties under or with respect to the Plan or this Agreement.

11.       Incorporation of Plan; Entire Agreement; Governing Law. The Plan is incorporated herein by reference. Grantee represents that he has received a copy, and is familiar with the terms and provisions, of the Plan. The Plan and this Award Agreement constitute the entire agreement of the Company and you (each, a “party” and, collectively, the “parties”) with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements, whether written or oral, of or between you and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by means of a writing signed by you and the Company. If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall govern. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

12.       Waiver. No waiver by either party shall be effective unless it is set forth in a writing that is signed by the party asserted to have granted such waiver. Without limiting the generality of the foregoing, neither the failure nor any delay on the part of a party hereto to exercise any right, remedy, power or privilege of such party under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

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13.       Rules of Construction; Headings. The provisions of this Agreement will not be construed against a party by reason of the fact that such party or its counsel was the principal draftsman of this Agreement or such provisions. Unless the context otherwise requires: (i) words importing the singular include the plural and vice versa; (ii) the terms “include” and “including” shall mean “include without limitation” or “including but not limited to”; (iii) the word “or” shall not be deemed to be exclusive; and (iv) unless the context clearly indicates otherwise, the terms “herein,” “hereof,” “hereto,” “hereinafter” and “hereunder” and any similar terms shall refer to this Agreement as a whole and not to the section, subsection, paragraph or clause where any such term appears. Pronouns in the masculine, feminine or neuter genders shall be construed to include any other gender. The Section, subsection and paragraph and any other headings in this Agreement have been inserted for convenience of reference only and shall not affect the construction or interpretation or the application of any of the terms or provisions of this Agreement.

14.       Counterparts. This Agreement may be executed in one or more counterparts, and each of such executed counterparts, and any photocopies or digital, electronic or facsimile copies thereof, shall constitute an original of this Agreement, but all of which, when taken together, shall constitute one and the same instrument.

15.       Tax Elections. Grantee understands that he (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the granting or vesting of any of the PSUs. You further acknowledge and represent and warrant that (i) the Company is not providing and has not provided any tax advice to you with respect to the granting to you or the vesting of any of the PSUs or any tax elections available to you in respect thereof and you are relying solely on your own personal tax advisors for such advice; (ii) you have considered the advisability of all tax elections in connection with the grant to you and the vesting of the PSUs, including the making of an election under Section 83(b) under the Code; and (iii) the Company has no responsibility for the making of such Section 83(b) election or any other tax elections, whether under federal or state laws or regulations. In the event you determine to make a Section 83(b) election, you agree to timely provide a copy of that election to the Company as required under the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GRANTEE		COLLECTORS UNIVERSE, INC.

By:
Name:		Name:
Address:		Title:

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EXHIBIT A

FINANCIAL PERFORMANCE GOALS AND VESTING

This is Exhibit A to that certain Performance Stock Unit Award Agreement dated as of _________ ___, 202_ (the “Award Agreement” or “Agreement”) entered into by Collectors Universe Inc. (the “Company”) and ___________ (“Grantee” or “you”), pursuant to the Company’s stockholder-approved 2017 Equity Incentive Plan (the “2017 Plan”).

1.       Definitions. Terms with initial capital letters in this Exhibit A shall have the respective meanings given to such terms in the Award Agreement or in the 2017 Plan), unless otherwise defined below in this Section 1 or elsewhere in this Exhibit A.

(a)       The term “net cash” means the net cash generated by the Company’s continuing activities, minus the sum of its capital expenditures and capitalized software costs, determined from the Company’s annual audited consolidated statements of cash flows, subject to possible adjustment for unexpected extraordinary or unusual or infrequent events or for other circumstances as and to the extent determined by the Administrator.

(b)       “Performance Period” shall mean a three year period comprised of the fiscal years of the Company ending on June 30, 2021, June 30, 2022 and June 30, 2023, respectively (each, a “fiscal year”).

2.       Financial Performance Goals — In General. The financial performance goals which must be met, at least in part, for you to earn any of the Performance Shares under the Award Agreement will consist of annual threshold, target and maximum (i) net cash performance goals for the Company’s fiscal year ending June 30, 202_ (“FY 202_”), and (ii) net cash performance goals or other Company financial goals as the Administrator may establish in its sole and absolute discretion for the succeeding fiscal years ending June 30, 202_ (“FY 202_”) and June 30, 202_ (“FY 202_”), respectively. The annual threshold, target and maximum net cash performance goals for FY 202_ will be or have been determined and are set forth in Section 3 below. The respective annual threshold, target and maximum Company financial performance goals for the two (2) immediately succeeding fiscal years shall be determined by the Administrator prior to December 10 of each such fiscal year. The number of PSUs that may vest (before giving effect to any TSR adjustment provided for in Section 5 below) for each fiscal year will be determined on the basis of the extent to which, if any, that the Company financial performance goals for such fiscal year are achieved, subject to (i) the employment or other continued service of the Grantee with the Company to and including June 30, 2023, and (ii) possible downward or upward adjustment based on a comparison of the Company’s total shareholder return (“TSR”) for the three fiscal year Performance Period to the TSR of the companies comprising the Russell 2000 Index at the end of that same three year period (the “Russell 2000 Index”), as more fully provided in Section 5 below (the “TSR Adjustment”). Upon achievement of one or more of the financial performance goals in any of FY 2021, FY 2022 or FY 2023, the Performance Shares that may become vested by reason thereof, subject to possible forfeiture due to a termination or other cessation of service with the Company on or prior to June 30, 2023 or possible TSR Adjustment thereafter shall, for purposes of this Award Agreement, constitute and sometimes shall be referred to in this Exhibit A as “Provisionally Vested Shares”.

3.       FY 2021 Financial Performance Goals. Set forth below are the annual threshold, target and maximum net cash financial performance goals for FY 2021, representing one third of the shares applicable to the first year of the Performance Period:

	Threshold	Target	Maximum

Net Cash Financial Performance Goal	$	$	$

Number of Provisionally Vested PSUs

The Maximum number of Provisionally Vested PSUs may be increased by 20% and the Threshold number of Provisionally Vested PSUs may be reduced by 20%, due to the TSR adjustment. See 5 below.

The number of Provisionally Vested PSUs will be interpolated between the number of threshold and the number of target Provisionally Vested PSUs if the threshold financial performance goal is exceeded but the target financial performance goal is not achieved or between the number of target and the number of maximum Provisionally “.

A-1

Vested PSUs if the target financial performance goal is exceeded but the maximum financial performance goal is not achieved.

4.       FY 2022 and FY 2023 Financial Performance Goals. On or before December 10, 2021 and December 10, 2022, the Administrator will establish the annual threshold, target and maximum financial performance goals for FY 2022 and FY 2023, respectively, which will determine if and to the extent that the remaining PSUs granted hereunder will become Provisionally Vested PSUs. Such financial performance goals may take the form of Company net cash financial performance goals or other types of Company financial performance goals as determined in the sole and absolute discretion of the Administrator.

5.       TSR Adjustment – Performance versus Russell 2000 Index.

(a)       If Grantee is still in the employment or continuous service of the Company on June 30, 2023 and any of the PSUs granted to Grantee under this Award Agreement have become Provisionally Vested due to the achievement of any of the net cash or other financial performance goals established for FY 2021, FY 2022 or FY 2023, the number of those Provisionally Vested PSUs that will become fully vested and, therefore, the number of Performance Shares that will become issuable to Grantee pursuant to the Award Agreement, shall be subject to adjustment, as and to the extent provided hereinafter, based on the Total Shareholder Return with respect to a share of Company common stock for the three year period ending June 30, 2023 (the “Company TSR”), as compared to the TSR of the Russell 2000 Index for that same three year period ending June 30, 2023 (the “Index”):

CLCT 3-Year Annualized TSR relative to the Annualized 3 Year Russell 2000 Index:	Adjustment to Number of Provisionally Vested PSUs

-12%	20% Reduction
0%	No Adjustment
+12%	20% Increase

(b)       The foregoing TSR adjustment will be interpolated if the Company’s percentile ranking is between minus 0% and 12% or in excess of 0% to plus 12%. No additional adjustment will be made if the Company’s annualized TSR is at 0% or in excess of 12%.

(c)       Notwithstanding the foregoing provisions of Paragraphs 5(a) and 5(b), however, if the Company TSR for the three year period ending June 30, 2023 is negative, then, (i) there will not be any increase in the number of Provisionally Vested PSUs that will become fully vested, even if the Company TSR would place the Company above the 0% as compared to the Russell 2000 Index, but (ii) there will still be a reduction in the number of Provisionally Vested PSUs that will become fully vested, as provided in Paragraphs 5(a) and 5(b) above, if the Company TSR would place it below the 0% as compared to the Russell 2000 Index.